INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 33-38271 on Form S-6 of Pruco Life Variable Universal Account of Pruco Life Insurance Company of our report dated February 15, 1996, relating to the financial statements of Pruco Life Variable Universal Account, and of our report dated December 19, 1996, relating to the consolidated financial statements of Pruco Life Insurance Company and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
April 25, 1997


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